EXHIBIT 4.1

     THIS FIRST Amendment, dated as of August 15, 2001 ("First Amendment") between LEHMAN ABS CORPORATION, a Delaware corporation ("Depositor") and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee"), to the Series Supplement, dated as of May 24, 2001 (the "First Supplement"), as supplemented by a supplement to the Series Supplement, dated as of June 29, 2001 (the "Second Supplement" and, together with the First Supplement, the "Series Supplement"), which supplements the Standard Terms for Trust Agreements, dated as of January 16, 2001 (the "Standard Terms" and, together with the Series Supplement, the "Trust Agreement"), between the Depositor and the Trustee.

     WHEREAS, Section 10.01 of the Standard Terms permits the amendment of the Series Supplement to correct a provision therein upon the terms and conditions specified therein; and

     WHEREAS, the parties to the Trust Agreement wish to amend the Series Supplement as set forth herein.

     NOW, THEREFORE, the Parties agree that the Series Supplement is hereby amended effective as of the date hereof as follows:

     Section 1. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Trust Agreement.

     Section 2. Amendment. The discount rate identified in Section 5(c)(iii) of the First Supplement, is hereby corrected to be 7.625%. This correction conforms the Trust Agreement with the terms of the securities as understood by the parties, and as expressed in the Prospectus Supplement.

     Section 3. Ratification of Series Supplement. The Series Supplement, as amended hereby, is in all respects ratified and confirmed.

     Section 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

     Section 5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

     Section 6. Waiver of Notice. Each of the Parties waives any prior notice and any notice period that may be required by any other agreement or document in connection with the execution of this Amendment.

     Section 7. Headings. The headings of Sections contained in this Amendment are provided for convenience only. They form no part of this Amendment or the Series Supplement and shall not

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affect the construction or interpretation of this Amendment or Series Supplement or any provisions hereof or thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date set forth on the first page hereof.

                            LEHMAN ABS CORPORATION,
                                  as Depositor

                            By:   /s/ RENE CANEZIN
                                -------------------------------------
                                  Name:  Rene Canezin
                                  Title: Senior Vice President

                            U.S. BANK TRUST NATIONAL ASSOCIATION,
                                  not in its individual capacity
                                  but solely as Trustee on behalf
                                  of the Corporate Backed Trust
                                  Certificates, Series 2001-22
                                  Trust


                            By:   /s/ MARLENE FAHEY
                                -------------------------------------
                                  Name:  Marlene Fahey
                                  Title: Vice President and Assistant Secretary

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